ETERNAL IMAGE

DESIGNING BRAND - NAME FUNERARY PRODUCTS
info@eternalimage.net

Exhibit 10.11

300 Orchard Lake Road
te 130
mington Hills, MI 48334
3-622-7538 toll free
3.932.3333 main
8.932.3006 fax

January 3, 2008

Fulvio (David) DeAvila
329 Winter Pine Way
Holland, MI 49424

Dear Mr. DeAvila,

Re: Offer of Employment

We are pleased to advise that upon careful consideration, Eternal Image has chosen to extend an offer of employment to you for the position of Sales Director, commencing 1/2/08. This is a full-time position. Your rate of pay will be $62,500 per year. You will be paid biweekly.

In addition to your salary, you will be entitled to the following:

1. 1.5% of Gross Sales for 2008 payable quarterly. Commission percentage to be established per company policies each year thereafter.
2. Accrue up to 5,000,000 shares of company stock for calendar year 2008. Shares will be prorated over 12 months and awarded in January 2009 if you remain an employee. If you are separated from the company you will receive your vested amount of shares in the month you are separated. If you voluntarily leave the company, you will forfeit all shares. All future share adjustments (e.g. splits) will be calculated from the original 5,000,000 shares as of this date.
3. Company Health Care Plan for you and eligible dependents.

To ensure that a high level of integrity is maintained, as a precondition to employment, we would request that you sign and return the employment agreement.

If you are agreeable with these terms, I would ask that you sign and return this letter to me by 1/4/08. If you have any questions or concerns, please do not hesitate to contact me at 248-932-3333.

Yours truly,

Nick Poprovsky
VP – Marketing and Sales

Agreed to and accepted:

1-3-2008

Fulvio (David) DeAvila   Date